EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to use of our report dated March 12, 2003 (except for the 6th paragraph of Note 1 and 2nd paragraph of Note 8 (c) as to which the date is March 28, 2003 and the 1st paragraph of Note 3 as to which the date is March 24, 2003), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-108469) and related Prospectus of IMPCO Technologies, Inc. for the registration of 1,005,000 shares of its common stock.

/s/    Ernst & Young LLP

Long Beach, California

September 12, 2003